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                                                   ---------------------------
                                                          OMB APPROVAL
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                                                   OMB number:       3235-0145
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.  15  )*
                                           -----


                         OSHMAN'S SPORTING GOODS, INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  688260 10 8
                   -----------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                               Page 1 of 5 Pages

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-----------------------                                  ---------------------
  CUSIP NO. 688260 10 8                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Jeanette Oshman Efron
                          SS# ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            398,829

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          11,802
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             398,829

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          11,802
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      398,829

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      X

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  688260 10 8               13G                            PAGE 3 OF 5

Item 1(a) Name of Issuer:

               Oshman's Sporting Goods, Inc.
          --------------------------------------------------

Item 1(b) Address of Issuer's Principal Executive Offices:

               2302 Maxwell Lane, Houston, TX 77023
          --------------------------------------------------

Item 2(a) Name of Person Filing:

               Jeanette Oshman Efron
          --------------------------------------------------

Item 2(b) Address of Principal Business Office or, If none,
    Residence:

               2302 Maxwell Lane, Houston, TX 77023
          --------------------------------------------------

Item 2(c) Citizenship:

               United States of America
          --------------------------------------------------

Item 2(d) Title of Class of Securities:

               Common Stock, $1.00 par value
          --------------------------------------------------

Item 2(e) CUSIP Number:

               688260 10 8
          --------------------------------------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        a.___ Broker or Dealer registered under Section 15 of the Act

        b.___ Bank as defined in section 3(a) (6) of the Act

        c.___ Insurance Company as defined in section 3(a) (19) of the Act

        d.___ Investment Company registered under Section 8 of the Investment
              Company Act

        e.___ Investment Adviser registered under section 203 of the Investment
              Adviser Act of 1940

        f.___ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b) (1) (ii) (F)
        g.___ Parent Holding Company, in accordance with section 240.13d-1(b)
              (1) (ii) (G)

        h.___ Group, in accordance with section 240.13d-1(b) (1) (ii) (H)

    Not applicable.

Item 4  Ownership:

  (a)   Amount Beneficially Owned:

              398,829
          ------------------------------------------------------

  (b)   Percent of Class:

               6.8%
          ------------------------------------------------------

  (c)   Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote

                   398,829
                ----------------------------------------------

         (ii) shared power to vote or to direct the vote

                   11,802 (1)
                ----------------------------------------------

        (iii) sole power to dispose or to direct the disposition of

                   398,829
                ----------------------------------------------

         (iv) shared power to dispose or to direct the disposition of

                   11,802 (1)
                ----------------------------------------------

         (1) Mrs. Efron is one of the six trustees of the Oshman Foundation. The Trustees of such Foundation are vested with the power to vote and sell the assets of the Foundation, including 11,802 shares of common stock of Oshman's Sporting Goods, Inc. Mrs. Efron disclaims beneficial ownership of shares owned by the Foundation, and these shares are not included in the total number of shares owned beneficially or the percentage of outstanding shares owned.

Item 5  Ownership of Five Percent or Less of a Class.

            Not Applicable
         --------------------------------------------

Item 6  Ownership of more than Five Percent on Behalf of Another Person

            Not Applicable
         --------------------------------------------

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable
         --------------------------------------------

Item 8  Identification and Classification of Members of the Group.

            Not Applicable
         --------------------------------------------

Item 9  Notice of Dissolution of Group.

            Not Applicable
         --------------------------------------------

Item 10 Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

        Signature:

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



  Date:      February 14, 1997               /s/ JEANETTE OSHMAN EFRON
       ----------------------------      ---------------------------------
                                                Jeanette Oshman Efron